EXHIBIT 5.1


                        [Letterhead of Gray Plant Mooty]


Dated:  July 28, 2004


Board of Directors
Photo Control Corporation
4800 Quebec Avenue North
Minneapolis, Minnesota 55428

Re: Registration Statement on Form S-4

Gentlemen:

         I am delivering this opinion to you in my capacity as legal counsel to Photo Control Corporation, a Minnesota corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by the Company of up to 2,199,956 shares of its common stock, par value $.08 per share (the "Common Stock"), in connection with the proposed merger of PC Acquisition, Inc., a Minnesota corporation and a wholly-owned subsidiary of the Company, and Nature Vision, Inc., a Minnesota corporation (the "Merger"), pursuant to that certain Merger Agreement and Plan of Reorganization dated April 15, 2004, by and among Nature Vision, Inc., Photo Control Corporation, PC Acquisition, Inc., Jeffrey P. Zernov (as shareholders' representative) and certain Nature Vision shareholders.

         Members of this firm have examined such documents, including resolutions adopted by the board of directors with respect to the Registration Statement and the Common Stock (the "Resolutions"), and have reviewed such questions of law, as deemed necessary for the purposes of rendering the opinions set forth below.

         Based on the foregoing, we are of the opinion that the Common Stock to which the Registration Statement relates has been duly authorized by all requisite corporate action on behalf of the Company and, when issued upon completion of the Merger in accordance with, and upon satisfaction of the conditions set forth in, the merger agreement and plan of reorganization (except for the waiver of conditions described in the Registration Statement including that the shareholder approval condition contained in section 6.3(p) of the merger agreement and plan of reorganization may be waived provided that dissenting shareholders do not collectively own more than 8% of the shares of Nature Vision), will be validly issued, fully paid and nonassessable.

         In rendering the opinions set forth above, we have assumed that, at the time of the issuance and delivery of Common Stock, the Resolutions will not have been modified or rescinded and there will not have occurred any change in the law affecting the authorization, execution, delivery, or validity of the Common Stock.

         The opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption "Legal Matters" contained in the proxy statement/prospectus included therein.

                                       Very truly yours,

                                       /s/ Gray Plant Mooty

                                       Gray, Plant, Mooty, Mooty & Bennett, P.A.